    As filed with the Securities and Exchange Commission on December 27, 1999
                             SEC Registration No. *

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           1STOPSALE.COM HOLDINGS INC.
                 (Name of small business issuer in its charter)

Delaware                             5961                          23-3020677
(State or                (Primary Standard Industrial)          (I.R.S. Employer
jurisdiction of           Classification Code Number)            Identification
incorporation or                                                     Number.)
organization)

                         1422 Chestnut Street, Suite 410
                             Philadelphia, PA 19102
                              Phone: (215) 569-9175
                               Fax: (215) 569-4710
    (Address and telephone number of registrant's principal executive offices and principal place of business)

                             William Tay, President
                         1422 Chestnut Street, Suite 410
                             Philadelphia, PA 19102
                              Phone: (215) 569-9175
                               Fax: (215) 569-4710
                            Email: wtay@1stopsale.com
           (Name, address, and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of each class|Amount to be|Proposed maximum   |Proposed maximum|Amount
of securities to be|registered |offering price/unit|aggregate price |of fee registered
Common Stock         5,000,000        $0.20           $1,000,000      $264.00
--------------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                              [LOGO 1STOPSALE.COM]

                           1STOPSALE.COM HOLDINGS INC.
                   Maximum of 5,000,000 shares of common stock
                             Price per share: $0.20.
                   Total proceeds if maximum sold: $1,000,000.

         This is our initial public offering so there is currently no public market for our shares. However, we hope to have prices for our shares quoted on the bulletin board maintained by the National Association of Securities Dealers after we complete our offering.

         AN INVESTMENT IN OUR COMPANY IS RISKY, ESPECIALLY GIVEN THE YOUNG AGE OF OUR COMPANY. ONLY PEOPLE WHO CAN AFFORD TO LOSE THE MONEY THEY INVEST IN OUR COMPANY SHOULD INVEST IN OUR SHARES. A FULL DISCUSSION OF THE RISKS OF OWNING OUR SHARES BEGINS AT PAGE 6 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF OUR SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OF COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------
                                         Price to  Commissions &   Proceeds to
                                         Public(1) Discounts(1)(2) Company (2)
Per Share                                  $0.20       $.00           $0.20
Total Maximum                           $ 1,000,000    $.00        $1,000,000
------------------------------------------------------------------------------


1) The offering price is payable in cash upon subscription. The offering will be managed by us and the shares will be offered and sold by our officers, without any discounts or other commissions

2) Proceeds to us are shown before deducting other offering expenses payable by us for legal and accounting fees and printing costs.

         We will be selling our shares using our best efforts and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell so no money raised from the sale of our stock will go into escrow, trust or another similar arrangement. The offering will remain open until December 1, 2000, unless we decide to cease selling efforts prior to this date.

         The information in this prospectus is not complete and may be changed. We may not sell our shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell our shares and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

                           1STOPSALE.COM HOLDINGS INC.
                              1422 Chestnut Street
                                    Suite 410
                        Philadelphia, Pennsylvania 19102

                    The date of this prospectus is *___, 1999

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY...........................................................5

RISK FACTORS.................................................................6

USE OF PROCEEDS..............................................................9

DETERMINATION OF OFFERING PRICE..............................................9

DILUTION....................................................................10

PLAN OF DISTRIBUTION........................................................11

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................11

LEGAL PROCEEDINGS...........................................................11

LEGAL MATTERS...............................................................12

EXPERTS.....................................................................12

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............13

DESCRIPTION OF SECURITIES...................................................13

SHARES ELIGIBLE FOR FUTURE SALE.............................................14

CERTAIN TRANSACTIONS........................................................17

BUSINESS....................................................................18

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................26

FINANCIAL STATEMENTS........................................................F1


         Until ___________________________, 2000, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

         This summary highlights important information. As a summary, it is necessarily incomplete and does not contain all the information you should consider before investing. You should read the entire Prospectus carefully.


                                   OUR COMPANY

         1STOPSALE.COM HOLDINGS INC. was incorporated under the laws of the State of Delaware on October 5, 1999. We have not commenced active business operations and are considered a development stage enterprise.

         We intend to become a holding company engaged in building a broad network of successful Internet-based retail operating companies, joint ventures, strategic alliances, and partnerships. We hope to become the first true Internet commerce conglomerate. We will not be limited to a single area of electronic commerce or e-commerce. Rather than limiting activities to books, CD's, computers, or any other one class of product, we will aggressively pursue a diverse range of commercial Internet activities.

         Our principal office is currently located at 1422 Chestnut Street, Suite 410, Philadelphia, Pennsylvania 19102. Our telephone number at that location is (215) 569-9175 and our facsimile number is (215) 569-4710.


                                  THE OFFERING

Securities offered.       Up to a maximum of 5,000,000 shares of Common stock,
                          $.001 par value.

Offering price.           The shares are offered at $0.20 per Share for total
                          gross offering proceeds of $1,000,000.

Terms of the offering.    There is no minimum offering.  Accordingly, as
                          shares are sold, we will use the money raised for our activities. The offering will remain open until December 1, 2000, or an additional 60 days in the sole discretion of our management, unless the maximum proceeds are earlier received or we determine, in our sole discretion to cease selling efforts.

Use of proceeds.          We intend to use the net proceeds of this offering
                          primarily for the development of our books and music retail Web sites and related activities, computer and office equipment purchases and for working capital and general corporate purposes.

Plan of distribution.     This is a best efforts offering, with no commitment
                          by anyone to purchase any shares. The offering will be managed by us and the Shares will be offered and sold by our officers, without any discounts or other commissions.

                                  RISK FACTORS

         Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

         The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also impair our business.

         OUR COMPANY IS ONLY RECENTLY ORGANIZED, WITH NO OPERATING HISTORY. Our company was only recently organized and is a start-up company. We have no operating history and we have not conducted any significant business prior to our organization. There is nothing at this time on which to base an assumption that our business plans will prove successful, and there is no assurance that we will be able to operate profitably.

         THE SUCCESS OF OUR COMPANY IS DEPENDENT ON OUR MANAGEMENT WHO HAS LIMITED EXPERIENCE AND WILL NOT SPEND FULL TIME WORKING WITH OUR COMPANY. As compared to many other public companies, our company does not have a depth of managerial and technical personnel. Our management has only limited experience with the business proposed to be engaged in by us. Furthermore, our officers will not be employed full time, at least initially, and are involved with other businesses and have other interests which could give rise to conflicts of interest with respect to the business of and amount of time devoted to our company.

         WE CURRENTLY HAVE NO SIGNIFICANT OPERATING CAPITAL AND ARE DEPENDENT UPON THE SUCCESS OF THIS OFFERING TO BE ABLE TO IMPLEMENT OUR BUSINESS PLAN. We presently have no significant operating capital and we are totally dependent upon receipt of the proceeds of this offering to provide the capital necessary to commence our proposed business. Upon completion of the offering, the amount of capital available to us will still be extremely limited, especially if less than the total amount of the offering is raised. We have no commitments for additional cash funding beyond the proceeds expected to be received from this offering. In the event that the proceeds from this offering are not sufficient, we may need to seek additional financing from commercial lenders or other sources, for which we presently have no commitments or arrangements.

         OUR FACILITIES MAY MALFUNCTION OR BE DAMAGED CAUSING US TO BE UNABLE TO CONTINUE TO CONDUCT BUSINESS. Our facilities will house a variety of hardware and software computer systems. Our operations depend on our ability to protect these systems against damage from fire, earthquakes, power loss, telecommunications failures, break-ins and similar events. Additionally, computer viruses, electronic break-ins or other similar disruptive problems could harm our operations. A disaster or malfunction that disables our facility could cause an interruption in the production and distribution of our products and services, or limit the quantity or timeliness of updates to our productions. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have a formal disaster recovery plan.

         IF WE ARE UNABLE TO KEEP UP WITH TECHNOLOGY, OUR BUSINESS WILL SUFFER. To be competitive, we must be able to enhance and improve the responsiveness, functionality and features of our Web sites or Internet storefronts. Internet e-commerce and other Internet-based industries are currently characterized by rapid technological change, changes in customer requirements and preferences, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render our Web sites and enabling technologies obsolete. If we are unable, for technical, legal, financial or other reasons, to adapt quickly to changing market conditions and customer requirements, our business, financial condition and results of operations would be materially adversely affected.

         IF WE ARE UNABLE TO PROTECT OUR CUSTOMERS AGAINST UNAUTHORIZED CHARGES, WE WILL NOT BE SUCCESSFUL. A significant barrier to e-commerce and communications is the secure transmission of confidential information over public networks. We rely on licensed third party encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptolography, or other events or developments may result in a compromise or breach of the algorithms we use to protect our customers, transaction data or our software vendors and products. Someone who is able to circumvent our security measures could misappropriate proprietary information to cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or alleviate problems caused by such breaches. Such expenditures could have a material adverse effect on our business, results of operations and financial condition.

         WE MUST HIRE QUALIFIED PERSONNEL TO BE ABLE TO CONDUCT OUR BUSINESS PROPERLY. Our success will depend, in part, upon our ability to attract and retain qualified employees, technical consultants and management personnel. We are unable to provide any assurance or guarantee that we will be able to attract, integrate or retain sufficiently qualified personnel. Our inability to retain additional qualified personnel in the future could harm our business.

         BECAUSE OUR COMPANY'S SUCCESS IS DEPENDENT UPON OUR COMPUTER SYSTEM, Y2K PROBLEMS COULD DAMAGE OUR COMPANY. Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 problem. These failures or miscalculations could cause disruptions of our operations, including a temporary inability to process customer orders, operate our Web sites or engage in similar ordinary business activities.

         THERE IS NO CURRENT PUBLIC MARKET FOR OUR SHARES AND THERE CAN BE NO ASSURANCE THAT ONE WILL DEVELOP IN THE FUTURE, THUS LIMITING THE TRANSFERABILITY OF OUR SHARES. There is currently no market for any of our Shares and no assurances are given that a public market for such securities will develop after the closing of this offering or be sustained if developed. While we plan following the closing of this offering to take affirmative steps to request or encourage one or more broker/dealers to act as a market maker for our securities, no such efforts have yet been undertaken and no assurances are given that any such efforts will prove successful.

         WE HAVE NEVER PAID DIVIDENDS AND DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FUTURE, THUS LIMITING YOUR ABILITY TO RECOVER YOUR INVESTMENT IN THE SHARES. We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. The payment of dividends by us will depend on our earnings, financial condition and other business and economic factors affecting us at that time, as our Board of Directors may consider relevant. We currently intend to retain any earnings to provide for the development and growth of our company.

         OUR MANAGEMENT'S CONTROL OF OUR COMPANY WILL LIMIT THE ABILITY OF OTHER SHAREHOLDERS TO DIRECT THE MANAGEMENT OF OUR COMPANY. After completion of this offering, assuming all of the shares offered hereby are sold, our management, inclusive of our Board of Directors, will own 11,500,000 shares of our outstanding common stock. Thus, management will control approximately 70% of the our voting securities, if all shares offered are sold. As a result, our management will effectively control the affairs of our company, including the election of all of our Board of Directors, the issuance of additional shares of Common stock for a stock option plan or otherwise, the distribution and timing of dividends, if any, and all other matters.

         OUR MANAGEMENT MAY BEGIN SELLING SHARES IN OCTOBER, 2000, POTENTIALLY DEPRESSING THE PRICE OF OUR COMMON STOCK. All of our presently outstanding shares of common stock, aggregating 11,500,000 shares of common stock, are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant thereto. Mr. William Tay, our principal executive officer, owns an aggregate of 11,500,000 restricted shares that he could begin to sell under Rule 144 beginning on October 7, 2000. A sale of shares by Mr. Tay may have a depressing effect upon the price of our common stock in any market that might develop.

         THERE IS NO FIRM COMMITMENT BY AN UNDERWRITER TO PURCHASE OUR SHARES AND NO MINIMUM AMOUNT THAT MUST BE PURCHASED SUCH THAT WE MAY NOT RAISE ENOUGH MONEY TO BE ABLE TO EFFECTIVELY CONDUCT BUSINESS. There is no underwriter and no firm commitment on the part of anyone to purchase all or any part of this offering, and no assurances are given that any part of the offering will be sold. The receipt of no or nominal proceeds will have a material adverse effect upon our company and investors. In addition, there is no minimum amount that may be sold under this offering. As shares are sold, we can immediately use the funds for any legitimate business purpose. If we only sell a small number of shares, we will not generate significant funds and will probably be unable to fully implement our business plan.

         OUR SHARES MAY BE SUBJECT TO THE PENNY STOCK RULES, THUS MAKING OUR SHARES MORE DIFFICULT TO SELL IN ANY MARKET. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. The penny stocks generally increase the amount of disclosure that must be provided by a broker dealer, making trades in penny stocks more cumbersome. Because it is likely that our shares will be classified as a "penny stock", these additional rules and restrictions may decrease the ability of a shareholder to easily sell his shares in our company, thus potentially decreasing our shareholders' ability to easily sell shares of our common stock.

                                 USE OF PROCEEDS

         The net proceeds to us from the sale of the 5,000,000 Shares offered hereby at a public offering price of $0.20 per Share will vary depending upon the total number of Shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $55,000 for legal, accounting, printing and other costs in connection with the offering. The following table sets forth gross and net proceeds, under the maximum raised, and our management's present estimate of the allocation and prioritization of net proceeds expected to be received from this offering. Actual receipts and expenditures may vary from these estimates.

                                              AMOUNT         PERCENTAGE
                                           -----------       ----------
GROSS PROCEEDS                             $1,000,000          100.00%

Offering Expenses (1)                          55,000            5.50

NET OFFERING PROCEEDS                      $  945,000           94.50

Web Site Development (1STOPSALE.COM)          200,000           21.16

Sales & Marketing                             150,000           15.87

Computer & Office Equipment                   100,000           10.58

Compensation to Management                     80,000            8.47

Accounting & Legal Fees                        70,000            7.41

Consulting Fees                                50,000            5.29

Internet Access                                30,000            3.18

Operating Expenses & Working Capital          265,000           28.04

TOTAL                                      $  945,000          100.00%
-----

(1) Regardless of the number of Shares sold in the offering, we will incur offering expenses for legal and accounting fees and costs, printing and transfer agent costs, filing fees, etc.


                         DETERMINATION OF OFFERING PRICE

         There is no established public market for the shares of Common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of Common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the Shares or the fairness of the price used for the Shares.

                                    DILUTION

         You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

         Dilution is the difference between the public offering price of $0.20 per share for the Common stock offered herein, and the net tangible book value per share of the Common stock immediately after its purchase. Our net tangible book value per share is calculated by subtracting our total liabilities from our total assets less any intangible assets, and then dividing by the number of shares then outstanding.

         Our net tangible book value prior to the offering, based on the November 30, 1999 financial statements, was $11,500 or approximately $.001 per common share. Prior to selling any shares in this offering, we had 11,500,000 shares of Common stock outstanding, which were purchased by the founding shareholder on October 6, 1999 for $11,500 or $.001 per share. We are now offering up to 5,000,000 shares at $0.20 per share. If all Shares offered herein are sold, we will have 16,500,000 shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering assuming payment of a sales commission on all shares sold and payment and issuance of the additional shares of common stock in the offering, but does not take into consideration any other changes in our net tangible book value, will be $816,500 or approximately $0.05 per share. This would result in dilution to investors in this offering of $.15 per share, or 75% from the public offering price of $0.20 per share. Net tangible book value per share would increase to the benefit of our present stockholders from $.001 prior to the offering to $.05 after the offering, or an increase of $0.049 per share attributable to purchase of the Shares by investors in this offering.

         The following table sets forth the estimated net tangible book value ("NTBV") per share after the offering and the dilution to persons purchasing Shares based on the foregoing maximum offering assumptions.

Public offering price/share                          $0.20

NTBV/share prior to offering                         $0.001

Increase attributable to new investors               $0.049

Post offering pro forma NTBV/share                   $0.05

Dilution                                             $0.15

                              PLAN OF DISTRIBUTION

GENERAL

         We are offering up to a maximum of 5,000,000 Shares at a price of $0.20 per Share to be sold by our executive officers and directors. The Shares will be sold through our executive officers and directors, so no compensation will be paid with respect to such sales, except for reimbursement of expenses actually incurred on behalf of our company in connection with such activities. Since the offering is conducted on a "best efforts" basis, there is no assurance that any of the Shares offered hereby will be sold.

         The offering will remain open for a period until December 1, 2000 or an additional 60 days in our sole discretion, unless the maximum proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts. Our officers, directors and stockholders and their affiliates may purchase Shares in this offering.

NO ESCROW OF PROCEEDS

         There is no escrow of any of the proceeds of this offering. Accordingly, we will have use of such funds once we accept a subscription and funds have cleared. Such funds shall be non-refundable to subscribers except as may be required by applicable law.

PENNY STOCK REFORM ACT OF 1990

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure for trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "Risk Factors" section beginning on page 6. Therefore, you should not place undue reliance upon these forward-looking statements.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.


                                LEGAL PROCEEDINGS

         We are not a party to or aware of any threatened litigation of a material nature.

                                  LEGAL MATTERS

         The validity of the shares offered under this prospectus is being passed upon for us by Hoge, Evans, Holmes, Carter & Ledbetter PLLC, Hampton Court, Suite 600, 4311 Oaklawn, Dallas, Texas 75219.

                                     EXPERTS

         The financial statements of 1STOPSALE.COM HOLDINGS INC. for the period from inception on October 5, 1999 through November 30, 1999, included in this prospectus have been examined by Pritchett, Siler & Hardy, P.C., independent certified public accountants, as indicated in their report, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth the directors and executive officers of our company, their ages, term served and all officers and positions with our company. A director is elected for a period of one year and thereafter serves until his or her successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the Board of Directors.

         There are no arrangements or understandings regarding the length of time a director of our company is to serve in such a capacity. Our director holds no directorships in any other company subject to the reporting requirements of the Securities Exchange Act of 1934.


Name of Director           Age      Term Served           Positions with Company
----------------           ---      ---------------       ----------------------
William Tay                28       Since inception       President, Secretary-
                                                          Treasurer & Director

         Mr. Tay will serve as management of our company. A brief description of his background and business experience is as follows:

         WILLIAM TAY, the founder of our company. Mr. Tay has been the President, Secretary-Treasurer and Director since our company's inception. Previously, Mr. Tay was self-employed where he designed and programmed numerous Web sites for searching the Internet. Besides web programming, Mr. Tay is also the founder and sole owner of Com2000.net Inc., a Windows NT Web presence provider based in Philadelphia, Pennsylvania. Mr. Tay has more than 5 years of Windows NT, Network Administration, HTML, Java, and CGI Perl programming experience. Mr. Tay has been involved in Internet technologies since 1994. Prior to 1994, Mr. Tay was a licensed NASD Series 7 Registered Representative.

EXECUTIVE COMPENSATION

         1STOPSALE.COM HOLDINGS is only recently incorporated, has not yet commenced planned operations and has not paid any compensation to its executive officers or director to date. In the future our officers will not be employed full time initially and will not receive a regular salary, wage or other cash compensation for their time, unless and until our business operations develop to the point where a full time or other extensive time commitment is required. Our officers will be entitled to reimbursement of any out of pocket expenses reasonably and actually incurred on behalf of our company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of our company's common stock with respect to each director of our company, each person known to our company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of our company as a group:

                            Title   Amount and Nature of  Percent   % After
Name and Address          of Class  Beneficial Ownership  of Class  Offering
----------------          --------  --------------------  --------  --------
William Tay                Common    11,500,000 shares      100%       70%
1422 Chestnut St.
Suite 410
Philadelphia, PA 19102

All officers & directors   Common    11,500,000 shares      100%       70%
as a group (1 person)

         Prior to the sale of any Shares in this offering, these individuals are the only shareholders of our company. After offering percentages are calculated assuming sale of all Shares in this offering. The foregoing amounts include all shares these persons are deemed to beneficially own regardless of the form of ownership. See "Certain Transactions."


                            DESCRIPTION OF SECURITIES

         The following statements are qualified in their entirety by reference to the detailed provisions of our Articles of Incorporation and Bylaws. The Shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

COMMON STOCK

         Our company is presently authorized to issue 50,000,000 shares of $.001 par value common stock. The holders of common stock, including the Shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

         Our company has reserved from its authorized but unissued shares a sufficient number of shares of common stock for issuance of the Shares offered hereby. The shares of common stock issuable on completion of the offering will be, when issued in accordance with the terms of the offering, fully paid and non-assessable. During the pendency of the offering, subscribers will have no rights as stockholders of our company until the offering has been completed and the Shares have been issued to them.

PREFERRED STOCK

         Our company is also presently authorized to issue 500,000 shares of $.001 par value Preferred Stock. Under our company's Articles of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of Preferred Stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Delaware Secretary of State, or copies thereof may be obtained from our company.

DIVIDEND POLICY

         We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by State laws. Under Delaware corporate law, no dividends or other distributions may be made which would render our company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

TRANSFER AGENT

         We intend to use StockTrans, Inc., 7 East Lancaster Avenue, Ardmore, Pennsylvania as our transfer agent for the Common stock upon completion of the offering.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have 16,500,000 shares of Common stock outstanding, if we sell all of the shares in this offering. Of these shares, the 5,000,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

         The remaining 11,500,000 of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares will become eligible for sale on October 7, 2000, subject to the limitations of either Rule 144 or Rule 701. We cannot predict the effect, if any, that offers or sales of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted securities in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

         In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

         Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with the foregoing requirements. In meeting the one-and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one-and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate. Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans, and shares of common stock acquired upon exercise of presently outstanding options granted under these plans, may be resold beginning 90 days after the date of this prospectus:

o by persons, other than affiliates, subject only to the manner of sale provisions of Rule 144, and

o by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to some limitations.

         There is presently no agreement by any holder, including our "affiliates", of "restricted" shares not to sell their shares.

PENNY STOCK REGULATION

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

         Following the close of this offering, we will be subject to the State of Delaware's business combination statute. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

         As permitted by Delaware law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

         In connection with the organization of our company, our founding shareholder paid an aggregate of $11,500 cash to purchase 11,500,000 shares of Common stock of our company.

         It is contemplated that we may enter into certain transactions with officers, directors or affiliates of our company which may involve conflicts of interest in that they will not be arms' length transactions. These transactions include the following:

         Our company presently has no office facilities but for the time being will use as its business address the office of Mr. Tay on a rent free basis, until such time as the business operations of our company may require more extensive facilities and our company has the financial ability to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to our company on such a basis for any specific length of time.

         We have no formal written employment agreement or other contracts with our officers, and there is no assurance that the services to be provided by them, and facilities to be provided by Mr. Tay, will be available for any specific length of time in the future. Mr. Tay anticipates initially devoting up to approximately 20% of his time to the affairs of our company. If and when the business operations of our company increase and a more extensive time commitment is needed, Mr. Tay is prepared to devote more time to our company, in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements with our company would be determined if and when such arrangements become necessary.

                                    BUSINESS

HISTORY AND ORGANIZATION

         1STOPSALE.COM HOLDINGS INC. ("1STOPSALE.COM") was recently incorporated under the laws of the State of Delaware on October 5, 1999. We have not commenced business operations and we are considered a development stage enterprise. To date, our activities have been limited to organizational matters, designing of our Web sites and the preparation and filing of the registration statement of which this prospectus is a part. In connection with the organization of our company, the founding shareholder of our company contributed an aggregate of $11,500 cash to capitalize our company in exchange for 11,500,000 shares of common stock. We have no significant assets, and we are totally dependent upon the successful completion of this offering and receipt of the proceeds therefrom, of which there is no assurance, for the ability to commence our proposed business operations.

         Our principal executive offices is currently located at 1422 Chestnut Street, Suite 410, Philadelphia, Pennsylvania 19102. The telephone number is
(215) 569-9175. The facsimile number is (215) 569-4710.

PROPOSED BUSINESS OF OUR COMPANY

         We intend to become a holding company engaged in building a broad network of successful Internet-based retail operating companies, joint ventures, strategic alliances, and partnerships. We hope to become the first true Internet commerce conglomerate.

         We will not be limited to a single area of electronic commerce or e-commerce. Rather than limiting activities to books, CD's, computers, or any other one class of product, we will aggressively pursue a diverse range of commercial Internet activities. This approach is intended to take full advantage of the tremendous opportunities of Internet commerce while realizing substantial economies of scale that should allow us to achieve greater operating margins, broader product diversification, and, ultimately, greater profitability compared to traditional retailing.

         There are no borders on the Internet, and even language barriers will become of little importance as new Internet software now in development allows customers around the world to view products and receive product information in their native language. Even before that advanced technology is in place, we can offer our full range of products to domestic and international customers in urban or rural locations where local availability and wide selections are hard to find.

If successful, we will have effectively:

o        been recognized as a leader in one-stop Internet shopping;

o minimized our exposure and risk to the down cycles which occur in specific industries; and

o increased site traffic and revenue-generating opportunities by referring potential customers to other 1STOPSALE.COM storefronts owned and operated by us rather than by third-party sites owned by others.

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

GROWTH OF THE INTERNET AND ONLINE COMMERCE

        The Internet has become an increasingly significant medium for communication, information and commerce, enabling millions of people to share information and conduct business electronically. According to International Data Corporation (IDC), there were approximately 142 million Internet users worldwide at the end of 1998 and this number is expected to grow to approximately 398 million Internet users by the end of 2002. The total value of services and products purchased over the Internet grew from approximately $296 million at the end of 1995 to approximately $50 billion at the end of 1998 according to IDC. Although we cannot be certain of any future growth, IDC estimates that this amount will increase to approximately $733 billion by the end of 2002. According to IDC, worldwide business-to-consumer sales over the Internet are expected to increase from approximately $15 billion in 1998 to approximately $116 billion by 2002. We believe that this dramatic growth presents significant opportunities for online retailers.

        The growth in the Internet represents a substantial opportunity for companies to conduct business online. Internet retailers are able to communicate more effectively with customers by providing:

o        visual product presentations;

o        up-to-date pricing and product information;

o        customer support, including opportunities for customer feedback;

o        product offerings tailored to customer preferences; and

o        electronic billing and payment systems.

         An increasing number of products and services are sold online, including books, brokerage services, computers, music and travel services. IDC estimates that sales to U.S. households over the Internet will increase from approximately $12.4 billion in 1998 to approximately $60.6 billion in 2002.

         Some of the specific dynamic factors leading to this growth in Internet usage and online commerce are:

o the large and growing installed base of advanced personal computers in the home and office;

o        improvements in network infrastructure and bandwidth;

o        easier and cheaper access to the Internet; and

o increased awareness of the Internet among consumer and business users fueled by mentions in traditional media such as newspapers, radio and television, and the rapidly expanding availability of online content and commerce which increases the value to users of being connected to the Internet.

CONTRAST TO TRADITIONAL RETAIL METHODS

         Store and catalog-based companies make up the traditional retail industry. These retailers' inherent structural limitations may preclude their taking full advantage of two major characteristics of today's marketplace. First, they cannot access the growing worldwide retail marketplace as readily as can e-commerce companies. Second, they simply cannot be as available to each individual customer's increasingly complex and busy daily schedules as can e-commerce companies.

         Additionally, traditional retailers face other challenges in competing against the new e-commerce company:

o They often incur large fixed costs of operation (building, store personnel, and inventory holding).

o Fixed costs often dictate that these retailers cannot expand quickly into new geographic regions.

o Manufacturers and large distributors who compete for scarce traditional retail shelf space incur a significant expense to gain this access, resulting in higher costs for the retailer.

o Even the very large superstores typically carry only about 4,000 items, and thus face the risk of obsolete inventory.

o The store-based retailers' merchandising process limits the speed at which they can change their merchandise mix and offer new products. Put simply, they must physically obtain, set up, and display the product before they can sell it.

o Personnel costs limit the number of hours during which store-based retailers may operate, thereby limiting customer access and convenience.

o Store-based retailers face challenges in hiring, training and retaining knowledgeable sales staff conversant and up-to-date on the broad array of products they expect to sell.

o Catalog retailers offer their customers the convenience of shopping from home or the office and more flexible hours of operation, but they are still constrained by catalog mailing, printing and associated expenses, and by the number of items they can feature and the amount of product information they can provide. A typical catalog retailer carries up to 40,000 items, but typically only features 2,000 - 3,000 items in any single catalog.

o The entire catalog shopping experience is, in general, neither interactive nor personalized, yet requires extensive personnel support and manual intervention on behalf of the retailer to take and process orders.

o        Many catalog retailers focus primarily on the corporate marketplace.

         We believe that the traditional retailers' business model creates inefficiencies which are exacerbated by, for example, the large quantity of merchandise they carry and the rapidly changing world in which they operate. It is our belief that Internet-based retailers are in an excellent position to capitalize on these limitations by operating a more efficient business model.

INTERNET SOLUTION

         We have a good grasp of the main challenges facing the retailing industry and are able to address those and future challenges by having adapted to the environment offered by the Internet. We believe that the main advantages of our Internet storefronts, and of e-commerce in general, are:

         Attractive economics of the Internet storefront -- As an Internet-only retailer, we are not constrained by the inherent limitations of store- and catalog-based retailers. We enjoy structural economic advantages relative to traditional retailers, including:

o        low-cost and essentially unlimited shelf space;

o        flexible advertising and affordable merchandising opportunities;

o        our ability to hire fewer workers;

o our ability to keep pace with a fast-growing customer base by employing scaleable technology and systems; and

o our ability to serve customers around the world from a single, domestic location.

         We will offer our Internet storefronts, the content provided within our Web sites, its marketing, and technology to customers worldwide. This, we believe, should create substantial economies of scale and thereby enable us to achieve greater operating margins and increase product diversification. The ultimate result should be higher profits than those achieved by traditional retailers.

         Customer Convenience and Satisfaction -- We believe that greater customer convenience will result in increased sales. Our customers will be able to purchase a wide selection of products 24 hours a day, seven days a week from their homes or offices. This convenience will, we believe, encourage consumers to purchase more items, enable them to act on impulse and to easily find products that they have found unattainable through traditional retailers.

         Comprehensive Product Selections -- We will be able to offer one of the most comprehensive ranges of products available today due to our low-cost and virtually limitless shelf space. This gives us a significant advantage over traditional retailers, which may find it economically and physically impractical to offer such a large product range.

         Low-Cost Manufacturer Distribution Channel -- We will offer manufacturers "shelf space" within our Internet stores with no up-front cost, unlike traditional retailers which often charge suppliers for space within their stores or catalogs. This has three significant benefits:

o        we will earn better margins on certain products;

o manufacturers win additional shelf space without needing to fund up-front costs; and

o        customers are able to purchase products at a competitive price.

         Customer Service Availability -- Customers will benefit from improved support, both before and after making a purchase, via e-mail and telephone. Our Internet storefronts will allow our customers to follow the progress of their orders, and choose to be notified when a desired back ordered product is available for shipment.

         Worldwide Customer Base -- We will be able to offer a complete range of products to customers in domestic and international, rural and urban locations. The worldwide nature of the Internet allows customers to purchase products which are unobtainable in their own local market.

1STOPSALE.COM STRATEGY

         We intend to leverage our Internet storefronts, content, marketing and technology over a growing global customer base resulting in substantial economies of scale that we believe should enable us to achieve greater operating margins, product diversification and, ultimately, levels of profitability compared to traditional retailers.

         Our objective is to become the first true Internet commerce conglomerate. As our storefront design implies, we plan to be a "web within the web" - a cluster of e-commerce Web sites that satisfy consumer needs so completely that the consumer feels little need to venture outside the 1STOPSALE.COM banner.

         We intend to capitalize on our market position as a first-mover e-commerce company. We will start by delivering the broadest range of the highest quality products at the best possible price and through the following key strategies:

         Building Brand Recognition -- We believe that building brand recognition of our Internet storefronts is critical to attracting and expanding our customer base. Brand recognition starts with the simplicity of the Internet domain name 1STOPSALE.COM. The consumer need make only one stop. 1STOPSALE.COM. The consumer need remember only one name when logging on to the Internet. 1STOPSALE.COM. The various marketing methods to accomplish this will include:

o developing strategic alliances with various Internet content providers and Web sites of interest;

o        the use of general and direct marketing campaigns through the Internet;

o the creation of a significant number of general and specific "links" from other Web sites to our Internet storefronts;

o the use of targeted non-Internet marketing programs with the aim of generating sales from consumers and businesses; and

o the creation of repeat business from customers through the use of specialized programs, including "personalization" features.

         Promoting Repeat Business -- We will use a variety of techniques to build customer loyalty and promote repeat buying. These include providing comprehensive information about our products, ensuring navigation of our Web sites is efficient and includes the ability to search the entire product range, the creation of personalized services and targeted communications and promotions, and the immediate availability of a large range of products.

         Development of Strategic Relationships -- We intend to seek strategic relationships and strategic marketing alliances with popular portals, Internet access providers, search engines, high traffic sites of interest, manufacturers, and technology providers to enhance our Internet storefronts' technology and product assortment, build brand recognition and increase site traffic, and consequently to gain access to online customers and subsequent customer sales. In pursuing these relationships, we will seek exclusive or semi-exclusive positioning for the sales of our products on key screens of major Internet sites. The alliances will include the creation of affiliate networks and linking programs.

         Technology Focus and Expertise -- The Internet's ability to make instant and low-cost changes to product lines and content should enable us to:

o        increase the effectiveness of our merchandising;

o        personalize our customers' experiences; and

o        increase the efficiency of our operations.

         Systems and technologies will be developed by us with the aim of personalizing the experience of visitors, both before and after purchase. We will aim to develop compelling promotion programs through the use of e-mail, newsletter and store advertising. We will also use technology to reduce transaction costs and improve the shopping experience of our customers. This will be achieved in the following ways:

o customer service will be automated using e-mail responses and online indicators of stock availability;

o improved product management will be achieved using automation to update the merchandise databases, promote particular product lines and provide links to product reviews; and

o communications with suppliers will be improved through the automation of purchasing, payment methods and accounting.

THE 1STOPSALE.COM STOREFRONTS

         In contrast to most existing e-commerce outlets, our store design will enable purchasers to buy from a variety of products lines from differing departments at once, using one purchase process. Other single-focus e-commerce outlets require that the customer repeat the same purchase process for each desired product category. Our customers will enter the storefronts through WWW.1STOPSALE.COM or through specific sites with addresses that are both easy to remember and relevant to the type of product offered. Examples include:
BOOKS.1STOPSALE.COM, MUSIC.1STOPSALE.COM, DVDS.1STOPSALE.COM, PCS.1STOPSALE.COM, and MACS.1STOPSALE.COM.

         All our e-commerce Web sites will be designed to accommodate new or returning customers who want to quickly purchase a particular product at an attractive price and customers who have more casual interests in browsing or information but who will hopefully become regular customers. Satisfying both classes of visitors is a challenge, but we believe Web sites that accomplish this goal are in a strong competitive position.

         1STOPSALE.COM sites will follow the Internet commerce convention of the "shopping basket" which allows customers to select and order multiple products without interrupting the process of browsing and searching. The "shopping basket" environment is a familiar one to experienced Internet shoppers and, as its name suggests, is familiar and comfortable for new users.

         At any time, customers may add or remove purchases from their "basket", and the knowledge that they can browse and select a number of products without committing to the purchases encourages them to pick up and consider many products during their visit.

         A customer who is ready to "check out" may review and finalize the content of their "basket" before activating the button that takes them to a secure server area. There, they enter their shipping information and preferences. Returning customers may be relieved, if they choose, of much of this task, because the server remembers their personal information such as credit card numbers and shipping addresses. Most customers will use the secure server to enter credit card information and receive confirmation of the order and card verification. Some may opt to give this information by telephone. They will receive an order number to make only a brief call necessary. Customers always have the option of ordering and receiving product information by telephone at any time.

         The order processing server also keeps track of individual customer buying habits and preferences such as brand and may invite customers to indicate if they wish to receive newsletters and notification of special offers and promotions.

         Customers who have placed orders receive e-mail confirmation of the order, as well as e-mail updates as the order progresses through processing and shipping.

MARKETING AND PROMOTION

         Our marketing strategy is to promote, advertise and increase our brand visibility with the aim of attracting more customers. Multiple channels will be used, including:

o        the development of strategic alliances with major portal sites;

o        advertising on leading Internet sites and other media worldwide;

o        developing our affiliate network and linking programs; and

o        direct marketing to existing and potential customers.

         We will use multiple marketing channels with the aim of reducing reliance on any one source of customers, lowering customer acquisition costs, and maximizing brand recognition.

         Strategic Alliances -- We intend to pursue strategic relationships in order to build our presence on the Internet, increase our access to online customers, expand brand awareness, and enhance the underlying technology of our Internet storefronts. In pursuing these relationships, we will seek exclusive or semi-exclusive positioning for the sales of computer related products on key pages of major Internet sites.

         Online Advertising -- We intend to utilize numerous online sales and marketing techniques to build brand recognition and drive traffic to our Internet storefronts. These techniques will include banner advertising on various high-traffic Internet sites. Such banner advertisements can be permanently displayed for designated periods of time or displayed when a user searches for information relating to certain keywords (e.g. "Steven King" or "the Beatles").

         Direct Marketing -- We believe that the Internet provides additional opportunities for direct marketing to our customers through a variety of mechanisms, and we are exploring direct marketing opportunities to target new and existing customers with customized offers such as an e-mail newsletter, special product offers and preferred customer offers.

      Internet Linking -- We believe it is important to create as many Internet "links" to our Internet storefronts as possible. We intend to use an aggressive linking program from search engines, manufacturers' Web sites, community, affinity and personal home pages.

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

         Customer Service -- We believe the strength of our customer support and service plays an important role in our ability to establish and maintain long-term relationships with customers, encouraging repeat visits and purchases. Customer support and service personnel are responsible for handling general customer inquiries, answering questions about the ordering process, and investigating the status of orders, shipments and payments.

DISTRIBUTION AND FULFILLMENT.

         We do not carry any inventory and rely exclusively on third party vendors for distribution and fulfillment (the "fulfillment center"). We believe that this distribution strategy allows us to offer extensive selection while avoiding the high costs and capital requirements associated with owning and warehousing product inventory and the significant operational effort associated with same-day shipment.

         We transmit data to the fulfillment center through a secure network to ensure customer security and data integrity. The fulfillment center picks, packs and ships customer orders and charges us for merchandise, shipping and handling. In most cases, products are shipped within a day after an order is placed with our Internet storefronts. Customer billing is performed through a third-party credit card processor.

COMPETITION

         The electronic commerce industry is new, rapidly evolving and intensely competitive. Competition will likely intensify in the future. Barriers to entry are minimal; current and new competitors can launch sites at a relatively low cost. Each storefront will compete based upon its ability to:

o        establish and maintain brand recognition and trust-worthiness;

o        attract and retain customers;

o        maintain depth and breadth in product selection;

o        accomplish low or competitive product pricing;

o        provide educational and authoritative information; and

o        provide responsive customer service.

         Many of our current and potential competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources. As the use of the Internet and other electronic services grows, online retailers may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies. Competitors have and may continue to adopt aggressive polices with regard to pricing or inventory availability. They also may devote substantially more resources to Web site and systems development than us. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. Industry consolidation may also increase competition.

INTELLECTUAL PROPERTY.

         We claim common law trademark for our logo, corporate name, and Internet storefronts - WWW.1STOPSALE.COM, BOOKS.1STOPSALE.COM,
MUSIC.1STOPSALE.COM, DVDS.1STOPSALE.COM, PCS.1STOPSALE.COM, and
MACS.1STOPSALE.COM.

PHYSICAL FACILITIES AND EMPLOYEES

         Our company, for the time being, uses the office facilities of William Tay, our President, in Philadelphia, Pennsylvania, on a rent free basis as its place of business. Our management does not intend to seek other office arrangements unless and until our business requires more extensive facilities, which is not anticipated in the foreseeable future. Initially, our only employee will be the President.


             MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion and analysis should be read in conjunction with our financial statements and the notes associated with them contained elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed in this prospectus will necessarily continue into the future or that any conclusion reached in this prospectus will necessarily be indicative of actual operating results in the future.
The discussion represents only the best present assessment of management.

PLAN OF OPERATIONS.

         Our company was only recently incorporated on October 5, 1999. We have not commenced planned principal operations and we are considered a development stage enterprise. We have no significant assets, no active business operations and no results therefrom. To date, our activities have been limited to organizational matters and the preparation and filing of the registration statement of which this prospectus is a part.

         Our management's plan of operation for the next twelve months is first to raise funds from this offering. If the offering is successful, we intend to use the proceeds primarily to develop several fully functional, interactive Internet books and music retail Web sites, acquiring computer and office equipment, and provide operating capital during the start up period of operations until we can begin generating revenues from operations to thereafter cover ongoing expenses.

         Inasmuch as there is no assurance that this offering will be successful and that we will receive any net proceeds therefrom, we have not entered into any contractual commitments and will not do so unless and until the offering is completed. Therefore there is absolutely no assurance that we will be able, with the proceeds of this offering, to successfully commence proposed business operations. At this time, no assurances can be given with respect to the timing of commencement of operations or the length of time after commencement that it will be necessary to fund operations from proceeds of this offering.

         Depending on the total amount raised in the offering, we believe that the net proceeds from the offering will provide working capital for one year after commencement of operations, during which time our management anticipates that we will begin generating sufficient revenues to cover ongoing expenses. However, there is no assurance of this. If we are unsuccessful, investors will have lost their money and we will not attempt to pursue further efforts with respect to such business, and it is unlikely we would have the financial ability to do so in any event. Instead management will call a shareholders meeting to decide whether to liquidate the company or what direction our company will pursue, if any. However, we presently have no plans, commitments or arrangements with respect to any other potential business venture and there is no assurance we could become involved with any other business venture, especially any business venture requiring significant capital.

                              AVAILABLE INFORMATION

         We filed a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both 1STOPSALE.COM HOLDINGS and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees.

         As of the date of this prospectus, we became subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we will file reports and other information with the Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of the material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider.

         Copies of our Annual, Quarterly and other Reports filed with the Commission, starting with the Quarterly Report for the first quarter ended after the date of this prospectus (due 45 days after the end of the quarter) will also be available upon request, without charge, by writing 1STOPSALE.COM HOLDINGS INC., 1422 Chestnut Street, Suite 410, Philadelphia, PA 19102.

                           1STOPSALE.COM HOLDINGS INC.
                          [A Development Stage Company]

                              FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999
























                         PRITCHETT, SILER & HARDY, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS

                           1STOPSALE.COM HOLDINGS INC.
                          [A Development Stage Company]




                                    CONTENTS

                                                                       PAGE
                                                                       ----

-  Independent Auditors' Report                                          1


-  Balance Sheet November 30, 1999                                       2


-  Statement of Operations, for the period from inception
         on October 5, 1999 through November 30, 1999                    3


-  Statement of Stockholders' Equity, from inception
         on October 5, 1999 through November 30, 1999                    4


-  Statement of Cash Flows, for the period from inception
         October 5, 1999 through November 30, 1999                       5


-  Notes to Financial Statements                                     6 - 8

                   [Letterhead Pritchett, Siler & Hardy, P.C.]



                          INDEPENDENT AUDITORS' REPORT


Board of Directors
1STOPSALE.COM HOLDINGS INC.
Philadelphia, PA


We have audited the accompanying balance sheet of 1StopSale.com Holdings Inc. [a development stage company] at November 30, 1999 and the related statement of operations, stockholders' equity and cash flows for the period from inception on October 5, 1999 through November 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of 1StopSale.com Holdings Inc. [a development stage company] as of November 30, 1999 and the results of its operations and its cash flows for the period from inception on October 5, 1999 through November 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that 1StopSale.com Holdings Inc. will continue as a going concern. As discussed in
Note 5 to the financial statements, 1StopSale.com Holdings Inc. was only recently formed, has incurred losses since its inception and has not yet been successful in establishing profitable operations, raising substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



PRITCHETT, SILER & HARDY, P.C.

December 7, 1999
Salt Lake City, Utah

                           1STOPSALE.COM HOLDINGS INC.
                          [A Development Stage Company]


                                  BALANCE SHEET



                                     ASSETS


                                                         November 30,
                                                             1999
                                                        -------------
CURRENT ASSETS:
  Cash in bank                                          $     11,500
                                                        -------------
             Total Current Assets                             11,500
                                                        -------------
                                                        $     11,500
                                                        =============


                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
  Accounts payable - related party                      $        103
                                                        -------------
        Total Current Liabilities                                103
                                                        -------------

STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value,
   500,000 shares authorized,
   0 shares issued and outstanding                                 -
  Common stock, $.001 par value,
   50,000,000 shares authorized,
   11,500,000 shares issued
   and outstanding                                            11,500
  Capital in excess of par value                                   -
  Deficit accumulated during the
    development stage                                           (103)
                                                        -------------
        Total Stockholders' Equity                            11,397
                                                        -------------
                                                        $     11,500
                                                        =============

    The accompanying notes are an integral part of this financial statement.

                           1STOPSALE.COM HOLDINGS INC.
                          [A Development Stage Company]


                             STATEMENT OF OPERATIONS



                                                          From Inception
                                                           on October 5,
                                                           1999 Through
                                                        November 30, 1999
                                                        -----------------

REVENUE                                                 $         -

EXPENSES
   General and Administrative                                  (103)
                                                        ------------
LOSS BEFORE INCOME TAXES                                       (103)

CURRENT TAX EXPENSE                                               -

DEFERRED TAX EXPENSE                                              -
                                                        ------------

NET LOSS                                                $      (103)
                                                        ============

LOSS PER COMMON SHARE                                   $      (.00)
                                                        ============

    The accompanying notes are an integral part of this financial statement.


                           1STOPSALE.COM HOLDINGS INC.
                          [A Development Stage Company]

                        STATEMENT OF STOCKHOLDERS' EQUITY

                  FROM THE DATE OF INCEPTION ON OCTOBER 5, 1999

                            THROUGH NOVEMBER 30, 1999

                                                                                         Deficit
                                                                                       Accumulated
                                  Preferred Stock        Common Stock      Capital in   During the
                               --------------------- --------------------- Excess of   Development
                                  Shares     Amount     Shares    Amount   Par Value      Stage
                               ----------- --------- ----------- --------- ----------  -----------
BALANCE, October 5, 1999                -  $      -           -  $      -  $       -   $        -

Issuance of 11,500,000
  shares common stock for
  cash at $.001 per share,
  October, 1999                         -         -  11,500,000    11,500          -            -

Net loss for the period ended
 November 30, 1999                      -         -           -         -          -         (103)
                               ----------- --------- ----------- --------- ----------  -----------
BALANCE, November 30
 1999                                   -         -  11,500,000    11,500          -         (103)
                               =========== ========= =========== ========= ==========  ===========


    The accompanying notes are an integral part of this financial statement.

                           1STOPSALE.COM HOLDINGS INC.
                          [A Development Stage Company]

                             STATEMENT OF CASH FLOWS

                         NET INCREASE (DECREASE) IN CASH

                                                           From Inception
                                                            on October 5,
                                                            1999 Through
                                                          November 30, 1999
                                                          -----------------
Cash Flows to Provided by Operating Activities:
  Net loss                                                   $      (103)
  Adjustments to reconcile net loss to
    net cash used by operating activities:
     Changes is assets and liabilities:
          Increase in accounts payable related party                 103
                                                             ------------
            Net Cash Provided (Used) by Operating Activities           -
                                                             ------------
Cash Flows Provided by Investing Activities                            -
                                                             ------------
            Net Cash Provided by Investing Activities                  -
                                                             ------------
Cash Flows Provided by Financing Activities:

Proceeds from issuance of common stock                            11,500
                                                             ------------

            Net Cash Provided by Financing Activities             11,500
                                                             ------------
Net Increase in Cash                                              11,500

Cash at Beginning of Period                                            -
                                                             ------------
Cash at End of Period                                        $    11,500
                                                             ============

Supplemental Disclosures of Cash Flow Information:

  Cash paid during the period for:
   Interest                                                  $         -
   Income taxes                                              $         -

Supplemental Schedule of Noncash Investing and Financing Activities:

   For the period ended November 30, 1999:
       None

    The accompanying notes are an integral part of this financial statement.

                           1STOPSALE.COM HOLDINGS INC.
                          [A Development Stage Company]

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - 1StopSale.com Holdings Inc. (the Company) was organized under the laws of the State of Delaware on October 5, 1999. The Company has not commenced planned principal operations and is considered a development stage company as defined in SFAS No. 7. The Company is planning to engage in building a broad network of Internet based retail operating companies, joint ventures, strategic alliances and partnerships. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Organization Costs - Organization costs, which reflects amounts expended to organize the Company, amounted to $103 and were expensed during the period ended November 30, 1999.

Lost Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". [See Note 6]

Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

Recently Enacted Accounting Standards - SFAS No. 130, "Reporting Comprehensive Income", SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits", SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 134, "Accounting for Mortgage-Backed Securities..." were recently issued. SFAS No. 130, 131, 132, 133 and 134 have no current applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2 - CAPITAL STOCK

Preferred Stock - The Company has authorized 500,000 share of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at November 30, 1999.

Common Stock - During October 1999, in connection with its organization, the Company issued 11,500,000 shares of its previously authorized, but unissued common stock. The shares were issued for cash of $11,500 (or $.001 per share).

NOTE 3 - INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At November 30, 1999 there were no material deferred tax assets or liabilities, current or deferred tax expense, or net operating loss carryforwards.

NOTE 4 - RELATED PARTY TRANSACTIONS

Management Compensation - As of November 1999, the Company has not paid any compensation to any officer or director of the Company.

Office Space - The Company has not had a need to rent office space. An officer/shareholder of the Company is allowing the Company to use his/her offices as a mailing address, as needed, at no expense to the Company.

Accounts Payable - Related Party - During October 1999, an officer/shareholder of the Company paid organizational costs in the amount of $103 on behalf of the Company. The Company recorded a related party accounts payable in the amount of $103.

NOTE 5 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company was only recently formed, has incurred losses since its inception and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 6 - LOSS PER SHARE

The following data shows the amounts used in computing loss per share:

                                                           From Inception
                                                            on October 5,
                                                            1999 Through
                                                          November 30, 1999
                                                          -----------------

Loss from continuing operations
available to common shareholders
(numerator)                                                  $      (103)
                                                             ============

Weighted average number of
common shares outstanding used
in loss per share for the period
(denominator)                                                 11,500,000
                                                             ============

NOTE 7 - SUBSEQUENT EVENTS

Proposed Public Offering of Common Stock - The Company is proposing to make a public offering of 5,000,000 shares of its previously authorized but unissued common stock. The Company plans to file a registration statement with the United States Securities and Exchange Commission on Form SB-2 under the Securities Act of 1933. An offering price of $.20 per share has been arbitrarily been determined by the Company. The offering will be managed by the Company without any underwriter. The Company plans to have officers of the Company sell the shares without any discounts or other commissions. Licensed NASD broker dealers may also participate in the offering and receive a commission of up to 14% on the offering on sales made by them.

NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.



                              [LOGO 1STOPSALE.COM]



                           1STOPSALE.COM HOLDINGS INC.




                                5,000,000 Shares





                                  Common Stock




                                 --------------

                                   PROSPECTUS

                                 --------------






                           1STOPSALE.COM HOLDINGS INC.
                              1422 Chestnut Street
                                    Suite 410
                        Philadelphia, Pennsylvania 19102



                                   *___, 1999

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

1. Section 145 of the Delaware General Corporation Law provides that each corporation shall have the following powers:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders;

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to this section shall, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

2. The Issuer's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Delaware General Corporation Law. The bylaws provide for indemnification in accordance with the foregoing statutory provisions.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

                                            Amount

SEC registration fee                     $    264.00
Blue sky fees and expenses                  6,000.00
Printing and shipping expenses              4,000.00
Legal fees and expenses                    35,000.00
Accounting fees and expenses                5,000.00
Transfer and Miscellaneous expenses         4,736.00
                                         ------------
       Total                             $ 55,000.00

*  All expenses are estimated except the Commission filing fee.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth information relating to all previous sales of Common stock by the Registrant which sales were not registered under the Securities Act of 1933.

In connection with the organization of our company, our founding shareholder paid an aggregate of $11,500 cash to purchase 11,500,000 shares of Common stock of our company. These transactions were not registered under the Securities Act of 1933 (the "Act") in reliance on the exemption from registration in Section 4(2) of the Act. The securities were offered and sold without any general solicitation to persons affiliated with the Issuer as founding shareholders, are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities bear such a legend.

Item 27. EXHIBITS INDEX.

The following exhibits are filed with this Registration Statement:

Number            Exhibit Name
------            ------------
1.1               Subscription Agreement
3.1               Articles of Incorporation
3.2               By-Laws
5.0               Opinion Regarding Legality
23.1              Consent of Expert
24.1              Consent of Counsel

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.

Item 28. UNDERTAKINGS.

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by section I 0(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Delaware law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the

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

registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Philadelphia, State of Pennsylvania, on December 27, 1999.



1STOPSALE.COM HOLDINGS INC.

/s/ William Tay
---------------------------
President (Chief Executive and Financial Officer)


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

                   As filed with the SEC on December 27, 1999
                          SEC Registration No. *_______




                       SECURITIES AND EXCHANGE COMMISSION



                             WASHINGTON, D.C. 20549







                                    EXHIBITS

                                       TO

                             REGISTRATION STATEMENT

                                  ON FORM SB-2

                                      UNDER

                           THE SECURITIES ACT OF 1933








                           1STOPSALE.COM HOLDINGS INC.






  (Consecutively numbered pages *__ through *__ of this Registration Statement)

                                INDEX TO EXHIBITS

-------------------------------------------------------------------------
SEC REFERENCE           TITLE OF DOCUMENT             LOCATION
NUMBER
-------------------------------------------------------------------------

1.1                     Subscription Agreement        This Filing
                                                      Page __
-------------------------------------------------------------------------

3.1                     Articles of Incorporation     This Filing
                                                      Page __
-------------------------------------------------------------------------

3.2                     Bylaws                        This Filing
                                                      Page __
-------------------------------------------------------------------------

5                       Consent of Hoge, Evans,       This Filing
                        Holmes, Carter & Ledbetter,   Page __
                        PLLC
-------------------------------------------------------------------------

23                      Consent of Pritchett, Siler   This Filing
                        & Hardy, P.C.                 Page __
-------------------------------------------------------------------------

                                       45